CONSUMERS ENERGY ANNOUNCES CANCELLATION OF PROPOSED NEW COAL PLANT, CONTINUED SUBSTANTIAL INVESTMENTS IN MAJOR COAL UNITS, ANTICIPATED SUSPENSION OF OPERATION OF SMALLER UNITS IN 2015

JACKSON, Mich., Dec. 2, 2011 – Consumers Energy announced today the cancellation of a proposed clean coal plant project near Bay City and an update of its air quality control plans, which include the anticipated suspension of operation of seven smaller units in 2015.

The utility also plans to continue to make substantial environmental investments at its five major coal-fired units. The $1.6 billion environmental program is designed to make Michigan’s air cleaner by further reducing power plant emissions. The environmental program and the anticipated suspension of operations at the seven smaller units are projected to reduce the utility’s power plant emissions by 90 percent.

John Russell, the utility’s president and chief executive officer, said the investments would boost the state’s economy as well as improve the environment.

“We expect these substantial investments will create more than 2,000 construction jobs in Michigan and provide significant emissions reductions that will continue our ongoing efforts to help make Michigan’s air the cleanest it has been in generations,” Russell said.

The utility said it was cancelling the new clean coal plant project because of the same market factors that led it to defer development of the project in May 2010. Those primarily are reduced customer demand for electricity due to the recession and slow economic recovery, surplus generating capacity in the Midwest market, and lower natural gas prices linked to expanded shale gas supplies. Lower natural gas prices make new coal-fired power plants less economically attractive.

The company said its plans are in response to existing and pending federal and state environmental regulations and ongoing market conditions. The company doesn’t plan to make any significant environmental investments in its seven smaller coal-fired units.

The utility said it didn’t anticipate operating those units past Jan. 1, 2015. However, the utility also said that market conditions and the final form and timing of federal and state environmental regulations could lead it to adjust its plans for those units.

The units are: three at the J.R. Whiting Generating Complex near Luna Pier, two at the B.C. Cobb Generating Plant in Muskegon, and two at the Karn/Weadock Generating Complex near Bay City.

Russell said Consumers Energy’s long-term power supply plans include the anticipated suspension of operations at the seven smaller units. “We want customers to know they can count on us to make sure we have enough power to meet their needs,” he said, adding the utility would continue to maintain a balanced portfolio of energy resources to serve customers.

That portfolio is based on existing power plants, potential construction of new power plants, market purchases, energy efficiency, and increased renewable energy resources.

Consumers Energy began construction last month on its first wind farm, the Lake Winds Energy Park, in Mason County. That 100-megawatt facility is scheduled to begin serving customers late in 2012. It also is developing the 150-megawatt Cross Winds Energy Park in Tuscola County. That wind farm is scheduled to enter service late in 2015.

The wind farms are part of the company’s plan to invest about $6.6 billion in its utility operations through 2016 to add value to customers and improve the environment. That makes Consumers Energy one of the largest investors in the state of Michigan.

Consumers Energy, the principal subsidiary of CMS Energy (NYSE: CMS), provides natural gas and electricity to 6.8 million of Michigan’s 10 million residents in all 68 Lower Peninsula counties.

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For more information about Consumers Energy, visit our Website at

www.consumersenergy.com

Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395